EXECUTION VERSION

Exhibit 10.2

ESCROW AGREEMENT

among

AMÉRICA MÓVIL, S.A.B. DE C.V.,

AS PURCHASER,

NII HOLDINGS, INC.,

AS PARENT

and

CITIBANK, N.A.,

AS ESCROW AGENT

Dated as of December 18, 2019

ESCROW AGREEMENT (this “Agreement”), dated as of December 18, 2019, by and among América Móvil, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) existing under the laws of Mexico (“Purchaser”), NII Holdings, Inc., a Delaware corporation (“Parent”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Purchaser and Parent (on behalf of itself and on behalf of Seller (as defined below)) are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, pursuant to the Purchase Agreement, dated as of March 18, 2019, as amended by Amendment No.1 to the Purchase Agreement, dated as of April 17, 2019, and Amendment No.2 to the Purchase Agreement, dated as of June 26, 2019 (as it may be further amended from time to time in accordance with its terms, the “Purchase Agreement”), by and among Purchaser, NII International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 149229 (“Seller”), Parent and AI Brazil Holdings B.V., a corporation existing under the laws of The Netherlands, the Interested Parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein, and to secure Parent’s indemnification obligations under the Purchase Agreement.

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent, and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the Purchase Agreement; provided, however, that the Escrow Agent shall not be deemed to have any knowledge of or duty to ascertain the meaning of any capitalized term not otherwise defined in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1.    Establishment of Escrow Account. On the Closing Date, Purchaser shall deposit or shall cause to be deposited with the Escrow Agent in immediately available funds the amount of $30,000,000 (the “Escrow Deposit”, and together with any investment income or proceeds received from the investment thereof from time to time pursuant to Section 3 below, collectively, the “Escrow

Property”) to the account designated in Section 12 (c) of this Agreement (the “Escrow Account”), and the Escrow Agent shall hold the Escrow Deposit in the Escrow Account.

2.    Claims and Payment; Release from Escrow.

(a)    Disbursements for Claims.

(i)    At any time and from time to time on or prior to 5:00 p.m. New York time on June 17, 2021 (such date, the “Escrow Termination Date”), Purchaser may make a claim for indemnification pursuant to Article 10 of the Purchase Agreement (a “Claim”) by delivering a written notice (a “Claim Notice”) to Parent and the Escrow Agent (A) listing separately and describing in reasonable detail (to the extent known) the nature and basis of each specific and individual Claim and the dollar amount or estimated dollar amount of Damages sought with respect to each such Claim (each a “Claim Amount”) (which description, for the avoidance of doubt, may be amended by Purchaser after the date of such Claim Notice, but prior to any resolution of such Claim or release of Escrow Property with respect thereto, upon written notice to Parent and the Escrow Agent) and (B) requesting disbursement of the relevant Claim Amounts from the Escrow Account.

(ii)    Parent may contest any Claim specified in a Claim Notice (or any portion thereof) by delivering a written notice (a “Disagreement Notice”) to the Escrow Agent and Purchaser, which Disagreement Notice must be received by the Escrow Agent within thirty (30) days of the Escrow Agent’s receipt of a Claim Notice (the “Response Period”), setting forth in reasonable detail the basis for Parent’s disagreement with such Claim and the dollar amount of any such Claim that is not in dispute (the “Agreed Amount”), it being understood and agreed that any portion of a Claim Amount that is not specified by the Parent in such Disagreement Notice to be an Agreed Amount shall be deemed to be disputed by Parent. The Interested Parties shall provide to the Escrow Agent a Joint Release Notice (as defined below) instructing the Escrow Agent to release to Purchaser from the Escrow Account the Agreed Amount, or if the then-balance of the Escrow Account is less than such Agreed Amount, the balance of the Escrow Account, and such instruction shall specify the Agreed Amount to be so released. If the Escrow Agent does not receive from Parent a Disagreement Notice prior to the expiration of the Response Period, then the Claim Amount shall be deemed to be agreed by the Parent, and the Escrow Agent shall promptly (and in any event with two (2) Business Days after the expiration of the Response Period) release from the Escrow Account to Purchaser an amount equal to the Claim Amount for such Claim or, if the then-remaining balance of the Escrow Account is less than such amount, the balance of the Escrow Account. Any release of Escrow Property to the Purchaser shall be made by wire transfer of immediately available funds to the account of Purchaser set forth on Schedule D attached hereto, or to an account or accounts designated in writing by Purchaser in the Claim Notice. If the Escrow

Agent receives a Disagreement Notice from the Parent in accordance with this Section 2(a)(ii) disputing the Claim, or the amount or any portion thereof (such amount, the “Disputed Amount”), the Escrow Agent shall not release the Disputed Amount, except as provided in Section 2(a)(iii) or Section 2(b).

(iii)    Either Purchaser or Parent may deliver to the Escrow Agent, at any time, a certified copy of a final non-appealable judgment of a court of competent jurisdiction or a final determination by an arbitration or like panel or an agreement regarding a resolution of a Claim and/or the Disputed Amount of any Claim (a “Judgment”) awarding an amount to be paid out of the Escrow Account to Purchaser or Parent (on behalf of Seller), as applicable, with respect to such Claim, together with written instructions signed by an Authorized Person for the presenting party (with a copy sent simultaneously to the other Interested Party) containing the amount to be paid and appropriate payment instructions to be utilized by the Escrow Agent. The Escrow Agent shall be entitled to receive and may conclusively rely upon a written opinion of counsel from and at the expense of the presenting party to the effect that such Judgment is final and non-appealable and from a court of competent jurisdiction or an arbitration or like panel with proper authority for purposes of this Section 2(a)(iii). Within two (2) Business Days after receipt of the Judgment and accompanying payment instructions and opinion of counsel, the Escrow Agent shall disburse the amount required to be paid by such Judgment from the Escrow Account to the recipient as specified in such payment instructions.

(b)    Distributions of Escrow Property.

(i)    Purchaser and Parent may at any time jointly deliver to the Escrow Agent a certificate executed by an Authorized Person (as defined below) of each of Purchaser and Parent directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable (each, a “Joint Release Notice”). Within two (2) Business Days after the date on which the Escrow Agent receives an executed Joint Release Notice, the Escrow Agent shall disburse the portion of the amount in the Escrow Account set forth in the Joint Release Notice to the persons or accounts designated on such Joint Release Notice.

(ii)    No later than two (2) Business Days after the Escrow Termination Date, the Escrow Agent shall release to Parent (on behalf of Seller), by wire transfer of immediately available funds to the account of Parent set forth on Schedule D attached hereto, or to an account or accounts designated in writing by Parent to the Escrow Agent prior to the Escrow Termination Date, that amount equal to all of the remaining funds held in the Escrow Account less the sum of (A) the amount(s), if any, that have been paid to the Purchaser or its designees from the Escrow Account, and (B) any Disputed Amount and the amount(s), if any, of any pending and unresolved Claim(s) specified in any Claim Notice(s) received by the Escrow Agent from the Purchaser in accordance with this Agreement on or prior to the Escrow Termination Date, including any Claim Amount set forth in any Claim Notice received by the Escrow Agent on or prior to the Escrow Termination Date, for which the Response Period has not yet expired, which amount(s) referenced in this clause (B) shall be retained by the Escrow Agent in the Escrow Account until resolution of the applicable Claim and disbursement of such amount(s) in accordance with Section 2(a)(iii) or Section 2(b)(i). After the Escrow Termination Date, as any Claim is resolved and/or paid, the Purchaser and Parent shall deliver to the Escrow Agent a Joint Release Notice for any unused Disputed Amount(s) and/or Claim Amount(s) previously allocated to such Claim, if any.
(c)    Security Procedure for Funds Transfers. In the event a Joint Release Notice or other funds transfer request pursuant to this Section 2 is delivered to the Escrow Agent, in accordance with this Agreement, whether in writing, by telecopier or otherwise, the Escrow Agent may seek confirmation of such instruction by telephone call back to the Authorized Person. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for callbacks may be changed only in writing actually received and acknowledged by the Escrow Agent.

3.    Investment of Funds.

(a)    Initially, until otherwise jointly directed in writing by the Interested Parties, the Escrow Agent shall invest and reinvest the Escrow Deposit and the proceeds thereof in an interest-bearing deposit account, insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Interested Parties acknowledge that the initial interest rate is subject to change from time to time and shall be reflected in the monthly statement provided to the Interested Parties. The Escrow Agent shall invest the Escrow Deposit on the date of deposit, provided that it is received on or before 11:00 a.m. New York City time. Any Escrow Deposit received by the Escrow Agent after 11:00 a.m. New York City time shall be treated as if received on the following Business Day. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

(b)    The Escrow Agent shall send an account statement to each of the Interested Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month, including receipt, investment, reinvestment and disbursement of the Escrow Property.

(c)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Property, provided that the Escrow Agent has made such investment, sale or liquidation in accordance with the terms and conditions of this Agreement. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4.    Tax Matters.

(a)    The Interested Parties agree any earnings or proceeds received on or distributions of earnings or proceeds from the Escrow Property during a calendar year period shall be treated as the income of Parent and shall be reported on an annual basis by the Escrow Agent on the appropriate United States Internal Revenue Service (“IRS”) Form 1099 (or IRS Form 1042-S), as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. The Interested Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor.

(b)    Escrow Agent shall distribute, on or before the tenth (10th) calendar day of each calendar year, so long as any portion of the Escrow Deposit remains in the Escrow Account, to Parent, subject to instructions provided by Parent to Escrow Agent and delivered to Escrow Agent no later than two (2) Business Days prior to such tenth (10th) calendar day, to the account of Parent set forth on Schedule D (or such other account or accounts designated by Parent in writing), an amount equal to the net taxable income earned on the investment of the Escrow Deposit during the preceding calendar year multiplied by an assumed tax rate of 25.74% (the “Applicable Rate”). Escrow Agent shall be responsible only for federal income tax reporting to the Internal Revenue Service with respect to income earned on the Escrow Deposit. Immediately before the distribution of any of the Escrow Deposit to Purchaser pursuant to Section 2, Escrow Agent shall distribute to Parent (in the same manner as specified above, and for the avoidance of doubt, subject to instructions received by the Escrow Agent from Parent specifying the amount to be released) an amount equal to the net taxable income earned on the investment of the Escrow Deposit and credited to the Escrow Account multiplied by the Applicable Rate. The Escrow Agent shall be under no duty or obligation to calculate or determine the amount of interest to be released to Parent pursuant to this Section 4(b).

(c)    If IRS imputed interest requirements apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

(d)    The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 or applicable IRS Form W-8, in the case of a non-U.S. person, for each payee, together with any other documentation and information requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Code and the regulations thereunder. With respect to the Escrow Agent’s tax reporting obligations under the Code, the Foreign Account Tax Compliance Act and the Foreign Investment in Real Property Tax Act and any other applicable law or regulation, the Interested Parties understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Escrow Agent, the Escrow Agent may be required to withhold tax from the Escrow Property and report account information on any earnings, proceeds or distributions from the Escrow Property.

(e)    Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Interested Parties agree, jointly and severally, to indemnify and hold the Escrow Agent harmless pursuant to Section 6(c) hereof from any liability or obligation on account of taxes, assessments, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent.

(f)    The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

5.    Concerning the Escrow Agent.

(a)    Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (iii) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Escrow Property hereunder.

(b)    Liability of Escrow Agent. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any such damage, loss or injury (as finally adjudicated by a court of competent jurisdiction). In no event shall the Escrow Agent be liable for indirect, incidental, consequential, punitive or special losses or damages (including but not limited to lost profits), regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated. The Escrow Agent shall be entitled to rely upon any instruction, notice, request or other instrument delivered to it in accordance with the terms of this Agreement without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Escrow Agent may act in reliance upon any signature believed by it in good faith to be genuine and may assume that any person purporting to make any statement, execute any document, or send any instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may consult with counsel satisfactory to it and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c)     Reliance on Orders. The Escrow Agent is authorized to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Interested Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. To the extent permitted by applicable law, the Escrow Agent shall send a copy of any such order, writ, judgment or decree to each of the Interested Parties promptly after receipt thereof.

6.    Compensation, Expense Reimbursement and Indemnification.

(a)    Compensation. Each of Purchaser and Parent covenants and agrees to pay fifty percent (50%) of the Escrow Agent’s compensation specified in Schedule A, including all reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its role under this Agreement (including, but not limited to, any reasonable and documented attorney’s fees incurred in connection with the preparation and negotiation of this Agreement, which shall be due and payable upon the execution of this Agreement).

(b)    Security and Offset. The Interested Parties hereby grant to the Escrow Agent a first lien upon, and right of offset against, the Escrow Property with respect to any fees or expenses due to the Escrow Agent hereunder (including any claim for indemnification hereunder). In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within thirty (30) calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees and expenses from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(c)    Indemnification. Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates, and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable and documented attorney’s fees, costs and expenses, except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Indemnified Party's own fraud, gross negligence or willful misconduct (collectively, “Indemnified Losses”). Without altering or limiting the joint and several obligations of the Interested Parties to the Escrow Agent in this Section 6(c), each of Purchaser and Parent hereby agree between themselves that each shall bear fifty percent (50%) of any Indemnified Losses; provided, solely as between the Interested Parties, that if the actions of either Purchaser or Parent are determined among the Interested Parties or by a court of competent jurisdiction through a final non-appealable order to be the primary cause of any Indemnified Losses, such party shall be responsible for such additional portion of such payment obligations as shall be agreed among the Interested Parties or determined by said court of competent jurisdiction through its final order, as applicable. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

7.    Dispute Resolution. In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until the Escrow Agent shall have received (i) a final non-appealable order, judgment or decree by a court of competent jurisdiction, or (ii) a written agreement executed by each of the Interested Parties involved in such disagreement, in which case the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, judgment, decree or agreement. The Escrow Agent shall be entitled to receive (from and at the expense of the presenting party) an opinion of counsel to the effect that any order, judgment or decree is final and not subject to appeal. The Escrow Agent shall have the option, after thirty (30) calendar days’ notice to the Interested Parties of its intention to do so, to petition (by means of filing an action in interpleader or any other appropriate method) any court of competent jurisdiction, for instructions with respect to any dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Property for holding and disposition in accordance with the instructions of such court. The costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties.

8.    Entire Agreement; Exclusive Benefit. This Agreement constitutes the entire agreement between the parties and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property. This Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9.    Resignation and Removal.

(a)    The Interested Parties may remove the Escrow Agent at any time, with or without cause, by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b)    Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such 30-day period, the Escrow Agent may either (A) safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c)    Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it. Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10.    Governing Law; Jurisdiction; Waivers.

(a)    This Agreement is governed by and shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. Subject to Section 10(b) hereof (solely as between the Interested Parties), for any proceedings commenced regarding this Agreement, the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts located in the Borough of Manhattan, City, County and State of New York, or if such court declines to accept jurisdiction over a particular matter, in any state court located in the Borough of Manhattan, City, County and State of New York. The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT.

(b)    Solely as between the Interested Parties, in the event that the Interested Parties elected for arbitration in accordance with Section 13.2(b) of the Purchase Agreement, the Interested Parties shall submit any proceedings commenced regarding this Agreement to be finally settled by binding arbitration administered by the same tribunal in the same seat and place of arbitration as selected pursuant to Section 13.2(b) of the Purchase Agreement. In no event shall the Escrow Agent be required to submit to arbitration for any proceedings commenced regarding this Agreement, it being understood and agreed that any such arbitration proceedings shall be solely between the Interested Parties.

11.    Representations and Warranties. Each of the Interested Parties represents and warrants that it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes its valid and binding agreement enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement or creditors’ rights and subject to general equity principles.

12.    Notices; Instructions.

(a)    Any notice, requests, instruction and other communications to the Escrow Agent hereunder shall be in writing in English, and may be sent (i) by secure file transfer or (ii) by electronic mail with a scanned attachment thereto of an executed notice or instruction, and shall be effective upon actual receipt by the Escrow Agent in accordance with the terms hereof. Any notice or communications to any other parties hereto shall be in writing in English and shall be deemed to have been duly given (i) at the time of delivery, if delivered personally, (ii) on the day of transmission, if sent by facsimile or electronic transmission and written confirmation of receipt is obtained promptly after completion of the transmission, which confirmation shall promptly be delivered by the recipients if so requested, (iii) when received by overnight delivery with a reputable national overnight delivery service, or (iv) five (5) Business Days after the date any notice is deposited with the United States Postal Service, if such notice is sent by mail or by certified mail, return receipt requested and postage prepaid. Any notice or instruction must be executed by an authorized person of an Interested Party designated on Schedule B and Schedule C attached hereto (the person(s) so designated from time to time, the “Authorized Persons”). Each of the applicable persons designated on Schedule B and Schedule C attached hereto have been duly appointed to act as Authorized Persons hereunder and individually have full power and authority to execute any notices or instructions, to amend, modify or waive any provisions of this Agreement, and to take any and all other actions permitted under this Agreement, all without further consent or direction from, or notice to, it or any other party. Any notice or instruction to the Escrow Agent by secure file transfer or by electronic mail must be originated from a corporate domain. Any change in designation of Authorized Persons shall be provided by written notice, signed by an Authorized Person of the applicable Interested Party, and actually received and acknowledged by the Escrow Agent. Any communication from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted in accordance with the Escrow Agent’s internal procedures. Each of Purchaser and Parent agrees to provide the other with a substantially concurrent copy of any notice delivered by such first party to the Escrow Agent pursuant to Section 2 above. The Interested Parties agree that the above security procedures are commercially reasonable.

If to Purchaser:

América Móvil, S.A.B. de C.V.
Lago Zurich 245, Edificio Telcel, Piso 16
Colonia Granada Ampliación
México, D.F. 11529
Attention: Alejandro Cantú Jiménez, General Counsel

E-mail: acantu@americamovil.com

With a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Neil Whoriskey
Email: nwhoriskey@cgsh.com

If to Parent:

NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, VA 20190
Attention: Shana C. Smith, General Counsel
E-mail: Shana.Smith@nii.com

With a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention: S. Wade Angus
Email: swangus@jonesday.com

If to the Escrow Agent:

Citibank, N.A.
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Miriam Molina
E-mail: miriam.molina@citi.com & cts.spag@citi.com

(b)    Any funds to be paid by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the instructions set forth on Schedule D, or as otherwise may be instructed by the Interested Parties.

(c)    Payments to the Escrow Agent shall be sent by wire transfer pursuant to the following instructions:

13.    Amendment; Waiver. Any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. No waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged.

14.    Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15.    Mergers and Conversions. Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

16.    Termination. This Agreement shall terminate and the Escrow Account shall be closed upon the first to occur of (i) the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of this Agreement or (ii) delivery to the Escrow Agent of a written notice of termination executed by the Interested Parties, in each case subject to the survival of obligations specifically contemplated in this Agreement to so survive.

17.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Scanned signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto, except in respect of any non-US entity, whereby originals are required (which shall be provided to the Escrow Agent within ten (10) Business Days after execution of this Agreement).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:
Name:
Title:
Date:

AMÉRICA MÓVIL, S.A.B. DE C.V.,
as Purchaser

By:
Name:
Title:
Date:

NII HOLDINGS, INC.,
as Parent

By:
Name: Shana C. Smith
Title: Vice President, General Counsel and Corporate Secretary
Date: